This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-195494

SUBJECT TO COMPLETION, DATED JULY 22, 2015

PROSPECTUS SUPPLEMENT
(to the prospectus dated June 26, 2014)

$10,000,000

$    per share

We are selling $10,000,000 of shares of our common stock. Our common stock is quoted on the OTCQB Venture Marketplace, or OTCQB, under the symbol “ACLZ.” On July 20, 2015, the closing price of our common stock on the OTCQB was $1.78 per share.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should review carefully the risks and uncertainties described under the heading "Risk Factors" on page S-8 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2014. This prospectus supplement should be read in conjunction with and may not be delivered or utilized without the prospectus dated June 26, 2014.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to us (before expenses)	$	$

(1) In addition to the underwriting discount, we have agreed to pay up to $110,000 of the fees and expenses of the underwriter in connection with this offering. See "Underwriting" for additional information.

We have granted the underwriter a 30 day option to purchase up to an additional          shares of common stock from us at the public offering price, less the underwriting discount, to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Craig-Hallum Capital Group

The date of this prospectus supplement is July     , 2015.

 TABLE OF CONTENTS

Prospectus Supplement

Prospectus

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Each time we sell securities under the accompanying prospectus we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the price, the amount of securities being offered and the plan of distribution. The shelf registration statement was initially filed with the SEC on April 25, 2014, and was declared effective by the SEC on June 26, 2014. Under this shelf registration process, we may, from time to time, sell our common stock in one or more offerings up to a total amount of $20,000,000. As of July 22, 2015, prior to the consummation of this offering, we have not sold any securities under the shelf registration statement. This prospectus supplement describes the specific details regarding this offering and may add, update or change information contained in the accompanying prospectus. The accompanying prospectus provides general information about us, some of which, such as the section entitled "Plan of Distribution," may not apply to this offering.

If information in this prospectus supplement is inconsistent with the accompanying prospectus or the information incorporated by reference, you should rely on this prospectus supplement. This prospectus supplement, together with the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, includes all material information relating to this offering. We have not authorized anyone to provide you with different or additional information. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should carefully read this prospectus supplement, the accompanying prospectus, the information and documents incorporated herein by reference and the additional information under the heading "Where You Can Find More Information" before making an investment decision.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to "Accelerize," "the Company," "we," "us" and "our" refer to Accelerize Inc., a Delaware corporation, and its subsidiaries on a consolidated basis.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents we have filed with the SEC that are incorporated herein by reference include and incorporate by reference "forward-looking statements." We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "estimate," "expect," "project," "intend," "may," "plan," "predict," "believe," "should" and similar words or expressions are intended to identify forward-looking statements. For example, this prospectus supplement states that the shares offered hereby are expected to be delivered on or about July     , 2015. In fact, the closing of the offering is subject to various conditions and contingencies as are customary in underwriting agreements in the United States. If these conditions are not satisfied or the specified contingencies do not occur, this offering may not close. Further, although this prospectus supplement describes an over-allotment option granted to the underwriter, we do not know if the underwriter will exercise this option or any part of it. This prospectus supplement also states that the proceeds will be used for general corporate purposes; management will have broad discretion over the use of proceeds. Investors should not place undue reliance on forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management and are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These risks and uncertainties include, but are not limited to risks associated with: the uncertainty of our future capital requirements and the likelihood that we will need to raise additional funds; the amount and terms of our indebtedness; the launch and commercial success of our products, programs and technologies; the success of our product partnerships; the rapidly-changing nature of technology; risks associated with intellectual property; changes in and uncertainty of customer acceptance of, and demand for, our existing products and products under development; delays in our product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; our ability to attract and retain skilled personnel; and other important factors that we discuss in greater detail under the heading "Risk Factors" on page S-8 of this prospectus supplement, and in our Annual Report on Form 10-K for the year ended December 31, 2014, as well as any amendments thereto reflected in subsequent filings with the SEC. Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. You should carefully read both this prospectus supplement and the accompanying prospectus, together with the information incorporated herein by reference as described under the heading "Where You Can Find More Information," completely and with the understanding that our actual future results may be materially different from what we expect.

These forward-looking statements represent our estimates and assumptions only as of the date made. We undertake no duty to update these forward-looking statements after the date of this prospectus supplement, except as required by law, even though our situation may change in the future. We qualify all of our forward-looking statements.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled "Risk Factors" beginning on page S-8 and in our Annual Report on Form 10-K for the year ended December 31, 2014, and our consolidated financial statements and the related notes and the other information incorporated by reference into this prospectus supplement and the accompanying prospectus before making an investment decision.

Overview

We own and operate CAKE, and getcake.com, a marketing technology that provides a comprehensive suite of innovative marketing intelligence tools. Our powerful software-as-a service, or SaaS, is an enterprise solution that has been an industry standard for affiliate networks, advertisers, publishers and agencies to measurably improve and optimize digital spend. We currently have over 500 customers driving billions of consumer actions monthly through the CAKE enterprise platform.

On September 30, 2014, we announced a new product offering, CAKE for Advertisers, a SaaS solution purpose built for brand advertisers to unify the tracking, attribution and optimization of digital marketing spend across search, display, email, video, social, affiliate and other marketing channels. The product launch signaled an expansion of our go-to-market strategy from primarily providing performance-marketing solutions for affiliate networks (CAKE for Networks) to providing an enterprise digital marketing hub for advertisers. CAKE for Advertisers allows brands to move beyond the confines of siloed data to track, attribute and optimize digital marketing campaigns in real-time. This new CAKE for Advertisers product is well-positioned within the worldwide digital ad spend market.

On December 16, 2014, Gartner, Inc. named us as a Vendor to Watch in its “Magic Quadrant for Digital Marketing Hubs” report. The new research is intended for chief marketing officers (CMOs), chief marketing technologists and other digital marketing leaders involved in the selection of core systems to support digital marketing business requirements. According to Gartner, we appeal to enterprise performance marketers that desire strong accountability and to publishers offering a pay-for-performance pricing model. In line with our affiliate roots, CAKE for Advertisers emphasizes the tracking of media spending directly to sales.

The CAKE SaaS proprietary marketing platform is used by some of the world’s leading companies and largest customer-base of enterprise affiliate marketing networks and advertisers. CAKE’s solutions are based on reliable, feature rich technology and are bolstered by the industry’s leading customer service and top tier technology partners-assuring the highest level of uptime.

Our revenue model is based on a monthly license fee, a usage fee (based on volume of clicks, impressions, or leads), a training and implementation fee, and in certain cases, professional services fees and royalties. Clients purchase annual or monthly subscriptions with an additional usage fee. A majority of our revenue is derived from clients in the United States but we have seen over 200% year on year growth from 2013 to 2014 from our European client base. During November 2012, we formed Cake Marketing UK Ltd, a private limited company, which is our wholly-owned subsidiary located in the United Kingdom in order to better provide our services in the European market.

Our business is currently headquartered in Newport Beach, California, with operations in Santa Monica, California, New York, New York, Sydney, Australia and London, England, allowing us to provide global support to our client base. We are looking to expand our footprint with additional locations in the United States, South America, Europe and India. The CAKE platform supports multiple languages and currencies so online marketers can track the performance of their marketing campaigns and better target their digital spend on a global scale.

The CAKE platform’s breath of capabilities provides opportunities in many of the major verticals like financial services, travel, technology, entertainment, gaming, and automotive.

CAKE’s mobile tracking technology allows a marketer to track application, or app, installs and more importantly events that take place within the app, so the digital marketer knows that the app was installed and what the user is doing within that app: for example, buying items, depositing funds, and referring friends. This all contributes to the marketer’s understanding of the value of that user and may effectively alter advertising spends to target profitable users.

Retail tracking is an opportunity CAKE has introduced into the suite of features. This enables retailers to track the effectiveness of an online campaign at the individual product or SKU level. Retail tracking provides insight into the real value or actual products that are being sold from a specific digital ad. This is important to enable marketers to track which products are being sold from the advertisement placements. In the retail market CAKE has developed a technology that is enabling advertisers to work directly with publishers. With the CAKE platform advertisers now eliminate paying commission fees, develop direct relationships with the affiliates, and gain the transparency needed to make decisions to positively affect their digital spend return on investment.

Our training, support personnel, hosting and cloud-based infrastructure contribute to our cost of operating the business. We anticipate more spending in these areas while we continue to grow and could foresee some savings in infrastructure cost due to economies of scale. However, we want to continue to invest in these areas to support our growth. To go-to-market with our recently released new product, CAKE for Advertisers, enterprise sales representatives were added and marketing programs were created to properly launch and market the product to global advertisers. In addition, development resources were required to design and develop CAKE for Advertisers.

We intend to grow revenues by investing in sales, marketing, and product development and innovation. We are currently hiring and will continue to hire sales executives globally to target specific verticals and accounts with both agencies and advertisers. We will allocate a significant portion of our marketing budget to being present at tradeshows, industry publications, and providing the support documentation required by sales initiatives. Additional efforts will be made to speak at industry events and write for online publications increasing awareness of the CAKE suite of products and the thought leadership driving product development.

Industry and Market Opportunity

●     International Data Corporation, or IDC, cloud research predicted that spending on public IT cloud services would reach $47.4 billion in 2013 and is expected to be more than $107 billion in 2017. Over the 2013–2017 forecast period, IDC believes public IT cloud services will have a compound annual growth rate (CAGR) of 23.5%, five times that of the industry overall.

●     IDC predicts that by 2016, $1 out of every $5 spent on software will be spent on cloud-based software.

●     The mobile SaaS market is expected to grow to $16.6 billion by 2016, with a compound annual growth rate of 29.5%, according to Strategy Analytics.

●     Global spending on advertising is expected to grow from $480 billion in 2012 to $619 billion in 2017, according to Magna Global.

Our Solutions

Software-as-a-Service for Performance Based Marketing

CAKE is a SaaS enterprise solution delivering marketing intelligence across the highest-value digital channels with tracking and attribution for display mobile, retail, lead generation and affiliate. From tracking and reporting to lead distribution, our software enables advertisers, affiliate marketers and lead generators a scalable and accurate marketing intelligence platform developed with a combination of innovative technology and an imaginative approach to doing business online.

CAKE allows users to qualify their leads using business rules, reducing the number of fraudulent leads. It also allows for real-time management of customer acquisition costs and realization rates for each marketing program, specific product campaign and lead source. Additional performance tools allow for user analysis of customer-centric performance as well as real-time consolidated data. Also, our software enables access to certain demographics for each potential lead, revealing trends relevant to marketers.

Benefits to our clients:

●     Real-time reporting and monitoring of lead and conversion rates, per campaign and per lead source;

●     Monitoring of fraudulent customer leads;

●     Reduced costs to customers from overall IT infrastructure and personnel savings;

●     Setting and modifying budget limits to cap leads and conversions;

●     Providing marketing intelligence tools that allow granular visibility to demographic and geographic data of online users; and

●     Enhancing the relationship between advertisers and affiliates.

Corporate Information

We were incorporated in Delaware in November, 2005. Our principal offices are located at 20411 SW Birch Street, Suite 250, Newport Beach, CA 92660. Our telephone number is: (949) 515-2141. Our website address is http://www.accelerize.com. The information contained on our website is not incorporated by reference into, and does not form any part of, this prospectus supplement. We have included our website address as a factual reference and do not intend it to be an active link to our website.

Risk Factors

Our business is subject to substantial risk. Please carefully consider the "Risk Factors" beginning on page S-8 of this prospectus supplement and other information included and incorporated by reference in this prospectus supplement, for a discussion of the factors you should consider carefully before deciding to purchase the securities offered by this prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. You should be able to bear a complete loss of your investment.

THE OFFERING

The following is a brief summary of some of the terms of the offering and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus. For a more complete description of the terms of our common stock, see the "Description of Capital Stock" section in the accompanying prospectus.

Securities offered by us in this offering	shares of our common stock, par value $0.001 per share.

Offering price	$ per share of common stock.

Common stock outstanding before this offering	62,852,055 shares.

Over-allotment option

We have granted to the underwriter an option, which is exercisable within 30 days from the date of this prospectus supplement, to purchase up to              additional shares of our common stock to cover over-allotments, if any.

Use of proceeds	For general corporate purposes. See "Use of Proceeds" on page S-12.

Risk Factors

See "Risk Factors" on page S-8 and in our Annual Report on Form 10-K for the year ended December 31, 2014 and other information included in this prospectus supplement, or incorporated herein by reference, for a discussion of factors you should carefully consider before deciding to invest in our common stock.

OTCQB Symbol	ACLZ

The number of shares of our common stock outstanding immediately before this offering is as of July 20, 2015 and excludes:

•          14,613,336 shares of common stock issuable upon exercise of options outstanding as of July 20, 2015, of which approximately 10,833,622 shares are currently exercisable at a weighted average price of $0.34 per share;

•          7,886,664 shares of common stock available for future grants under our stock option plan as of July 20, 2015; and

•          5,380,699 shares of common stock issuable upon exercise of warrants outstanding as of July 20, 2015, of which approximately 751,364 shares are currently exercisable at a weighted average price of $0.98 per share.

Summary FINANCIAL DATA

The following tables set forth, for the periods and dates indicated, our summary financial data. The summary financial data has been derived from our unaudited consolidated financial statements and accompanying notes for the three months ended March 31, 2015 and 2014, as well as our audited historical consolidated financial statements and accompanying notes for the years ended December 31, 2014 and 2013. The results included here are not necessarily indicative of future performance.

	Year Ended December 31,		Three Months Ended March 31,
	2013	2014	2014	2015
			(unaudited)
Statement of Operations Data:
Revenue	$9,653,865	$16,460,030	$3,427,197	$5,199,662
Year-over-year % change	66%	71%	58%	52%
Cost of revenue	2,063,481	4,143,988	789,099	1,317,766
Gross profit	7,590,384	12,316,042	2,638,098	3,881,896
Gross profit as a % of revenue	79%	75%	77%	75%

Operating expenses:
Research and development	1,425,215	3,142,851	576,786	875,382
Sales and marketing	3,829,175	6,170,653	1,622,449	2,133,924
General and administrative	2,520,631	6,224,070	803,168	2,454,446
Total operating expenses	7,775,021	15,537,574	3,002,403	5,463,752

Operating income/(Loss)	(184,637)	(3,221,532)	(364,305)	(1,581,856)

Other (income) expense:
Interest income	14,745	18,185	-	32,978
Interest expense	(39,869)	(49,908)	(3,309)	(45,344)
Total other (expenses)	(25,124)	(31,723)	(3,309)	(12,366)

Loss from continuing operations	(209,761)	(3,253,255)	(367,614)	(1,594,222)

Discontinued operations
Gain from the disposal of discontinued operations	303,537	-	-	-
Income from discontinued operations, net	303,537	-	-	-

Net (loss) income	$93,776	$(3,253,255)	$(367,614)	$(1,594,222)

Net (loss) income per share:
Basic	$0.00	$(0.05)	$(0.01)	$(0.03)
Diluted	$0.00	$(0.05)	$(0.01)	$(0.03)

Basic weighted average common shares outstanding	57,022,279	60,844,694	58,770,491	62,831,019
Diluted weighted average common shares outstanding	73,475,411	60,844,694	58,770,491	62,831,019

Balance Sheet Data:
Cash	$1,157,315	$1,130,667	$1,130,870	$1,488,837
Current assets	2,284,012	3,084,501	2,621,856	3,654,100
Total assets	4,003,671	4,976,393	4,382,562	5,425,856

Current liabilities	1,786,318	1,408,970	2,053,774	1,775,656
Line of credit	-	2,900,000	500,000	3,900,000
Total liabilities	1,786,318	4,308,970	2,053,774	5,675,656

Total stockholders' equity (deficit)	2,217,353	667,423	2,328,788	(249,800)

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before purchasing our common stock, you should carefully consider the following risk factors, the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2014, as well as all other information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference, including our consolidated financial statements and the related notes. Each of these risk factors, either alone or taken together, could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. There may be additional risks that we do not presently know of or that we currently believe are immaterial which could also impair our business and financial position. If any of the events described below were to occur, our financial condition, our ability to access capital resources, our results of operations and/or our future growth prospects could be materially and adversely affected and the market price of our common stock could decline. As a result, you could lose some or all of any investment you may have made or may make in our common stock.

RISKS RELATED TO THIS OFFERING AND OUR COMMON STOCK

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. If you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $     per share in the net tangible book value of the common stock. See the section entitled "Dilution" below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

Our management will have broad discretion over the use of the net proceeds from this offering.

We currently anticipate using the net proceeds from this offering for general corporate purposes, including working capital and other general and administrative purposes. We have not reserved or allocated specific amounts for these purposes and we cannot specify with certainty how we will use the net proceeds. Accordingly, our management will have considerable discretion in the application of the net proceeds and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or market value. Until the net proceeds are used, they may be placed in investments that do not produce income or that lose value.

Our principal stockholders have significant voting power and may take actions that may not be in the best interest of our other stockholders.

As of the date of this prospectus supplement, approximately 27% of our outstanding common stock was beneficially owned by affiliates, including approximately 16% held by Brian Ross, our chief executive officer and chairman of our board of directors. As a result, Mr. Ross has the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. This concentration of control could be disadvantageous to other stockholders with interests different from those of Mr. Ross.

Anti-takeover provisions under our charter documents and Delaware law could delay or prevent a change of control and could also limit the market price of our stock.

Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change of control of our company or changes in our board of directors that our stockholders might consider favorable. In addition, these provisions could limit the price that investors would be willing to pay in the future for shares of our common stock. The following are examples of provisions which are included in our certificate of incorporation, as amended, and bylaws:

●     provide our board of directors with the authority, without prior stockholder approval, to designate and issue preferred stock, commonly referred to as "blank check" preferred stock, with rights senior to those of our common stock;

●     provide our board of directors, or our chairman of the board, or holders of shares entitled to cast not less than ten percent of the votes at the meeting, with the authority to call special meetings of the stockholders;

●     provide our board of directors with the ability to alter our bylaws without stockholder approval;

●     provide our board of directors with the exclusive authority to fix the number of directors constituting the whole board of directors; and

●     provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

The price of and volume in trading of our common stock has and may continue to fluctuate significantly.

Our common stock has been publicly traded since January 2008. The price of our common stock and the trading volume of our shares are volatile and have in the past fluctuated significantly. There can be no assurance as to the prices at which our common stock will trade in the future or that an active trading market in our common stock will be sustained in the future. The market price at which our common stock trades may be influenced by many factors, including but not limited to, the following:

●     our operating and financial performance and prospects, including our ability to achieve and sustain profitability in the future;
●     investor perception of us and the industry in which we operate;
●     the availability and level of research coverage of and market making in our common stock;
●     changes in earnings estimates or buy/sell recommendations by analysts;
●     sales of our newly issued common stock or other securities associated with our shelf registration statement, including in this offering, or the perception that such sales may occur;
●     general financial and other market conditions; and
●     changing and recently volatile domestic and international economic conditions.

In addition, shares of our common stock and the public stock markets in general, have experienced, and may continue to experience, extreme price and trading volume volatility. These fluctuations may adversely affect the market price of our common stock and a stockholder's ability to sell their shares into the market at the desired time or at the desired price.

We do not currently intend to pay dividends on our common stock, and any return to investors is expected to come, if at all, only from potential increases in the price of our common stock.

At the present time, we intend to use available funds to finance our operations. Accordingly, while payment of dividends rests within the discretion of our board of directors, no cash dividends on our common shares have been declared or paid by us and we have no intention of paying any such dividends in the foreseeable future. Any return to investors is expected to come, if at all, only from potential increases in the price of our common stock.

Our common stock is subject to the “penny stock” rules of the SEC, and the trading market in our common stock is limited.  This makes transactions in our common stock cumbersome and may reduce the value of your shares.

The SEC has adopted Rule 3a51-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, SEC Rule 15g-9 requires:

●     that a broker-dealer approve a person's account for transactions in penny stocks; and

●     the broker-dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker-dealer must:

●     obtain financial information and investment experience objectives of the person; and

●     make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker-dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

●     sets forth the basis on which the broker-dealer made the suitability determination; and

●     that the broker-dealer received a signed, written statement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in its market value.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. See “Penny Stock Regulations” below for additional information.

Some of the shares issued and options granted under our stock plan may have been issued in transactions that were not exempt from registration under certain state securities laws, the result of which is that the holders of these shares and/or options may have rescission rights that could require us to reacquire the shares and/or options.

Some of the shares issued and options granted under our equity compensation plan prior to the date hereof may not have been exempt from registration or qualification under the securities laws of certain states. We recently became aware that we may not have had a valid exemption for the issuance of these options and shares exercised upon exercise of these options under certain state laws. Because of the lack of registration and, potentially, the lack of a valid exemption from registration, the options we granted and the shares issued upon exercise of these options may have been issued in violation of certain state securities laws and may be subject to rescission. In order to address this issue, we may make a rescission offer to the holders of these shares and options as soon as practicable after the completion of this offering.

If this rescission offer is accepted, we could be required to make payments to the holders of these shares and options in an amount not yet determinable by us. If any or all of the offerees reject the rescission offer, we may continue to be liable under state securities laws for payments to the offerees. If it is determined that we offered securities without properly registering them under state law, or securing an exemption from registration, regulators could impose monetary fines or other sanctions as provided under these laws.

As of the date of this prospectus supplement, senior management, which holds approximately 76% of our outstanding options, has stated to us and to the underwriter for this offering that it does not intend to participate in any related rescission offer, if made. In addition, as of the date of this prospectus supplement, substantially all of the options issued were in the money and management does not currently anticipate that option holders will participate in a related rescission offer, if made.

We could become subject to litigation that could be costly, result in the diversion of management’s attention and require us to pay damages.

From time to time, we may become involved in legal proceedings arising in the ordinary course of our business.  On February 23, 2015, we commenced an action against Jeff McCollum, the former President of our CAKE division, by filing a complaint in the Superior Court of the State of California, County of Orange, Central District, asserting claims against Mr. McCollum for fraud, breach of contract, and breach of fiduciary duty, among others. Our complaint asserts that, during Mr. McCollum’s employment, he engaged in fraud, breached his fiduciary duties to us, and breached the terms of his employment contract in connection with his duties to us. We terminated Mr. McCollum’s employment on September 8, 2014 for cause as defined in Mr. McCollum’s employment agreement as a result of, among other things, Mr. McCollum having abandoned his position and professional responsibilities (which we concluded constituted, among other things, material breaches of his employment agreement and that his breaches, failures and refusals to perform were incapable of cure, thus supporting a for cause termination). Our complaint additionally asserts that following our termination of Mr. McCollum, he illegally accessed and downloaded our proprietary and confidential information, converted our property, and destroyed relevant evidence. In addition to seeking a temporary restraining order, preliminary injunction, and permanent injunction, all enjoining Mr. McCollum from further breaching his employment agreement, our initial complaint sought general and special damages, pre- and post-judgment interest, and costs of suit according to proof, plus any other legal or equitable relief as the court may deem just and proper. On March 26, 2015, we filed a First Amended Complaint clarifying the trade secret cause of action. Mr. McCollum filed a motion to strike portions of that First Amended Complaint but, on April 29, 2015, the court denied that motion in its entirety.  On May 29, 2015, Mr. McCollum filed a cross-complaint alleging breach of contract by us with respect to Mr. McCollum’s employment agreement and seeking, among other things, the remaining payments under Mr. McCollum’s employment agreement, estimated by Mr. McCollum to be approximately $1.5 million, and the right to exercise 5.825 million stock options we deemed forfeited upon Mr. McCollum’s termination for cause (per the terms of Mr. McCollum’s stock option agreements). On July 6, 2015, we answered Mr. McCollum’s cross complaint by denying Mr. McCollum’s allegations and asserting affirmative defenses.  At this point we have not actively pursued a temporary restraining order, preliminary injunction, or permanent injunction, but we continue to seek damages from Mr. McCollum based on the claims we have asserted.

On February 23, 2015, Mr. McCollum commenced a separate action by filing a complaint in the Superior Court of the State of California, County of Orange, Central District, asserting claims against us for violation of California Commercial Code §8401 and breach of fiduciary duty arising from Mr. McCollum’s request to have the restrictive legend removed from his share certificate representing 1.89 million shares of our common stock owned by him, and seeking declaratory relief as to whether he is entitled to have the restrictive legend removed from his share certificate. Mr. McCollum alleges that we contend that the restriction should remain on his share certificate. Mr. McCollum has requested a judicial determination as to his rights to have the restrictive legend removed from his share certificate, and an order compelling us to issue him a new certificate without a restrictive legend. He also seeks compensatory and punitive damages, pre-judgment interest, an award of costs, and any other relief the court may deem proper. On March 26, 2015, we filed a demurrer to this action, asserting that Mr. McCollum’s complaint fails to state facts sufficient to constitute a cause of action against us. On June 17, 2015, the court overruled our demurrer as to the declaratory relief claim and sustained our demurrer to the other two causes of action included in Mr. McCollum’s complaint, but granted Mr. McCollum 20 days’ leave to amend his complaint as to these two causes of action.  On July 7, 2015, Mr. McCollum filed a First Amended Complaint alleging the same causes of action and seeking the same relief as in his original complaint.  Our response to the First Amended Complaint is due August 10, 2015.

Although we intend to pursue our claims against Mr. McCollum, and to defend ourselves vigorously against his claims, we cannot provide assurance that this litigation or future legal proceedings will result in damages being awarded to us or will not result in substantial costs to us or otherwise adversely impact our reputation.

Penny Stock Regulations

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks” as such term is defined by Rule 15g-9 of the Exchange Act. Penny stocks are generally equity securities with a market price of less than $5.00 per share other than securities registered on a national securities exchange provided that current price and volume information with respect to transactions in such securities is provided by the exchange. Our common stock is currently quoted on the OTCQB and is considered to be a penny stock under the Exchange Act.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document, which:

● contains a description of the nature and level of risk in the market for penny stock in both public offerings and secondary trading;

●     contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the Securities Act;

● contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” price for the penny stock and the significance of the spread between the bid and ask price;
● contains a toll-free telephone number for inquiries on disciplinary actions;
● defines significant terms in the disclosure document or in the conduct of trading penny stocks; and
● contains such other information and is in such form (including language, type, size and format) as the SEC shall require by rule or regulation.

The broker-dealer also must provide to the customer prior to effecting any transaction in a penny stock:

● the bid and offer quotations for the penny stock;
● the compensation of the broker-dealer and its salesperson in the transaction;
● the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
● monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock because it will continue to be subject to the penny stock rules. Consequently, the penny stock rules may affect the ability of broker-dealers to trade our securities and may discourage investor interest in our common stock.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of $10,000,000 of shares of common stock offered by us in this offering pursuant to this prospectus supplement will be approximately $        (or approximately $        if the underwriter exercises its over-allotment option in full), after deducting the underwriting discount and commissions and estimated offering expenses payable by us.

We expect to use the net proceeds from this offering for general corporate purposes. Our management will have significant flexibility in applying the net proceeds of this offering. Until the funds are used as described above, we intend to invest the net proceeds from this offering in interest-bearing, investment grade securities.

PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the OTCQB under the symbol “ACLZ.”

The following table shows the high and low bid prices for our common stock as reported by the OTCQB during the periods indicated. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	High	Low

Year Ending December 31, 2015
Third Quarter (through July 20, 2015)	$1.95	$1.48
Second Quarter	$1.99	$1.21
First Quarter	$1.80	$1.15
Year Ended December 31, 2014
Fourth Quarter	$1.79	$1.05
Third Quarter	$1.42	$0.87
Second Quarter	$1.81	$1.04
First Quarter	$1.90	$1.32
Year Ended December 31, 2013
Fourth Quarter	$1.71	$1.00
Third Quarter	$1.30	$0.72
Second Quarter	$1.11	$0.67
First Quarter	$1.09	$0.41

The last reported bid price of our common stock on the OTCQB on July 20, 2015 was $1.78 per share. On March 17, 2015, there were 637 stockholders of record of our common stock.

DILUTION

Our net tangible book value as of March 31, 2015 was approximately $(379,431), or approximately $(0.006) per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of March 31, 2015.

After giving effect to our sale of          shares of our common stock in this offering at the offering price of $     per share and after deducting the underwriting discount and commissions and the estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2015 would have been approximately $        , or $   per share. This represents an immediate increase in net tangible book value of $     per share to existing stockholders and immediate dilution in net tangible book value of $       per share to new investors participating in this offering at the offering price. The following table illustrates this dilution on a per share basis:

Offering price for one share of common stock			$
Net tangible book value per share as of March 31, 2015		$(0.006)
Increase per share attributable to new investors	$
As adjusted net tangible book value per share after this offering			$
Dilution per share to new investors			$

If the underwriter exercises in full its option to purchase         additional shares of common stock at the public offering price of $     per share, the as adjusted net tangible book value after this offering would be approximately $      per share, representing an increase in net tangible book value of approximately $        per share to existing stockholders and immediate dilution in net tangible book value of approximately $        per share to new investors purchasing our common stock in this offering at the public offering price.

The above discussion and table are based on 62,823,458 shares of common stock issued and outstanding as of March 31, 2015 and excludes:

●     14,375,836 shares of common stock issuable upon exercise of options outstanding as of March 31, 2015, of which approximately 9,758,343 shares are exercisable as of March 31, 2015 at a weighted average price of $0.32 per share;
●     8,124,164 shares of common stock available for future grants under our stock option plan as of March 31, 2015; and
●     5,400,699 shares of common stock issuable upon exercise of warrants outstanding as of March 31, 2015, of which approximately 771,364 shares are exercisable as of March 31, 2015 at a weighted average price of $0.97 per share.

The above illustration of dilution per share to investors participating in this offering assumes no exercise of outstanding options or warrants to purchase our common stock. The exercise of outstanding options or warrants having an exercise price less than the offering price will increase dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

UNDERWRITING

The underwriter named below has agreed to buy, subject to the terms of the underwriting agreement, the number of shares of common stock listed opposite its name below. The underwriter is committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below.

Underwriter	Number of Shares
Craig-Hallum Capital Group LLC

The underwriter has advised us that it proposes to offer the shares of common stock to the public at a price of $        per share. The underwriter proposes to offer the shares of common stock to certain dealers at the same price less a concession of not more than $        per share. After the offering, these figures may be changed by the underwriter.

The shares sold in this offering are expected to be ready for delivery on or about             , 2015, against payment in immediately available funds. The underwriter may reject all or part of any order.

We have granted to the underwriter an option to purchase up to an additional              shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriter may exercise this option any time during the 30-day period after the date of this prospectus supplement, but only to cover over-allotments, if any. To the extent the underwriter exercises the option, the underwriter will become obligated, subject to certain conditions, to purchase the shares for which it exercises the option.

The table below summarizes the underwriting discounts that we will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the over-allotment option. In addition to the underwriting discount, we have agreed to pay up to $110,000 of the fees and expenses of the underwriter, which may include the fees and expenses of counsel to the underwriter. The fees and expenses of the underwriter that we have agreed to reimburse are not included in the underwriting discounts set forth in the table below. The underwriting discount and reimbursable expenses the underwriter will receive were determined through arms’ length negotiations between us and the underwriter.

	Per Share	Total with no Over-Allotment	Total with Over-Allotment
Underwriting discount to be paid by us	$	$	$

We estimate that the total expenses of this offering, excluding underwriting discounts, will be $250,000. This includes $110,000 of fees and expenses of the underwriter. These expenses are payable by us.

We also have agreed to indemnify the underwriter against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

We and each of our directors and executive officers have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of the underwriter for a period of 90 days after the date of this prospectus supplement. These lock-up agreements provide limited exceptions and their restrictions may be waived at any time by the underwriter.

To facilitate this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriter may over-allot or otherwise create a short position in our common stock for its own account by selling more shares of common stock than we have sold to the underwriter. The underwriter may close out any short position by either exercising its option to purchase additional shares or purchasing shares in the open market.

In addition, the underwriter may stabilize or maintain the price of our common stock by bidding for or purchasing shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of our common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the OTCQB or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriter and selling group members may also engage in passive market making transactions in our common stock on the OTCQB. Passive market making consists of displaying bids on the OTCQB limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

The underwriter may facilitate the marketing of this offering online directly or through one of its affiliates. In those cases, prospective investors may view offering terms and a prospectus supplement online and place orders online or through their financial advisors.

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement will be passed upon for us by Sullivan & Worcester LLP, New York, New York. A member of this firm owns an aggregate of 557,551 shares of our common stock and warrants to purchase 52,500 shares of our common stock. Faegre Baker Daniels LLP, Minneapolis, Minnesota, is acting as counsel for the underwriter in connection with this offering.

EXPERTS

The consolidated financial statements of Accelerize Inc. and its subsidiaries included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 have been audited by RBSM LLP, an independent registered public accounting firm, as stated in their report which is incorporated by reference herein, and has been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document that we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available on the SEC's web site at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our web site at http://www.accelerize.com. We have not incorporated by reference into this prospectus supplement the information on our website, and you should not consider it to be a part of this document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you in this prospectus supplement by referring you to those documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus supplement or the prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information filed with the SEC will update and supersede this information.

We incorporate by reference the documents listed below as well as any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement to the completion or termination of this offering of our common stock, except that we do not incorporate any document or portion of a document that is "furnished" to the SEC, but not deemed "filed." The following documents filed with the SEC are incorporated by reference in this prospectus supplement:

●     our Annual Report on Form 10-K for the year ended December 31, 2014;
●     our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015;
●     our Current Report on Form 8-K filed on June 30, 2015; and

●     the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 9, 2007, including any amendments and reports filed for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus supplement, other than exhibits to those documents unless such exhibits are specifically incorporated by reference into those documents. Such written requests should be addressed to:

Accelerize Inc.
20411 SW Birch Street, Suite 250
Newport Beach, CA 92660
Attention: Damon Stein, General Counsel

You may direct telephone requests to Damon Stein, our General Counsel, at (949) 515-2141.

PROSPECTUS

ACCELERIZE NEW MEDIA, INC.

$20,000,000

COMMON STOCK

We may from time to time sell common stock in one or more offerings for an aggregate initial offering price of $20,000,000. This prospectus describes the general manner in which our common stock may be offered using this prospectus. We may sell our common stock to or through underwriters or dealers, directly to purchasers or through agents. We will set forth the names of any underwriters, dealers or agents in an accompanying prospectus supplement. You should carefully read this prospectus and any accompanying supplements before you decide to invest in our common stock.

Our common stock is quoted on the OTCQB Marketplace, or OTCQB, under the symbol “ACLZ”.

Investing in our common stock involves risks. See “Risk Factors” on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 26, 2014.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference, or to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to purchase, the common stock offered by this prospectus and any prospectus supplement in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

Neither the delivery of this prospectus nor any distribution of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

As used in this prospectus, the terms “we”, “us” and “our” mean Accelerize New Media, Inc. and our wholly-owned United Kingdom subsidiary Cake Marketing UK Ltd., unless otherwise indicated.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the common stock described in this prospectus in one or more offerings up to a total dollar amount of $20,000,000. This prospectus describes the common stock we may offer and the general manner in which our common stock may be offered by this prospectus. Each time we sell our common stock, to the extent required, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

OUR COMPANY

This summary highlights information contained in the documents incorporated herein by reference. Before making an investment decision, you should read the entire prospectus, and our other filings with the SEC, including those filings incorporated herein by reference, carefully, including the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

We own and operate CAKE and getcake.com, a marketing technology that provides a comprehensive suite of innovative marketing intelligence tools. Our powerful software-as-a service is an enterprise solution that has been an industry standard for ad networks, publishers, brands, and agencies to measurably improve and optimize digital spend.

CAKE’s multi-channel performance marketing platform merges attribution analytics from display, mobile, retail, lead generation, and affiliate channels. By significantly increasing visibility across the entire customer digital journey, CAKE takes marketing intelligence to a new deeper level that’s easily accessible to all marketers. We have also launched cupCAKE, a campaign management solution for small and medium sized affiliate marketers.

Our principal offices are located at 20411 SW Birch Street, Suite 250, Newport Beach, CA 92660, our telephone number is (949) 515-2141 and our corporate website address is www.accelerizenewmedia.com. The information on our website is not incorporated by reference in this prospectus and should not be considered to be part of this prospectus. Our website address is included in this prospectus as an inactive technical reference only.

RISK FACTORS

An investment in our common stock involves significant risks. You should carefully consider the risk factors contained in any prospectus supplement and in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as all of the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein, before you decide to invest in our common stock. Our business, prospects, financial condition and results of operations may be materially and adversely affected as a result of any of such risks. The value of our common stock could decline as a result of any of these risks. You could lose all or part of your investment in our common stock. Some of our statements in sections entitled “Risk Factors” are forward-looking statements. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, prospects, financial condition and results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents we incorporate by reference contain forward-looking statements within the meaning of the federal securities laws regarding our business, financial condition, expenditures, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “planned expenditures,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not deemed to represent an all-inclusive means of identifying forward-looking statements as denoted in this prospectus, any prospectus supplement and the documents we incorporate by reference. Additionally, statements concerning future matters are forward-looking statements.

Although forward-looking statements in this prospectus, any prospectus supplement and the documents we incorporate by reference reflect the good faith judgment of our management, such statements can only be based on facts and factors known by us as of such date. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the heading “Risk Factors” herein and in the documents we incorporate by reference, as well as those discussed elsewhere in this prospectus and any prospectus supplement. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus, any prospectus supplement or the respective documents incorporated by reference, as applicable. Except as required by law, we undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of such forward-looking statements. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this prospectus, any prospectus supplement and the documents incorporated by reference, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

USE OF PROCEEDS

Unless we otherwise indicate in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of our common stock for product development activities, investing in sales and marketing, and for working capital and other general corporate purposes. We also may use a portion of the proceeds to finance potential acquisitions and investments in companies or products that are complementary to our business if and when suitable opportunities arise; however, we currently have no commitments or agreements with respect to any such transactions.

We may set forth additional information on the use of net proceeds from the sale of common stock we offer under this prospectus in a prospectus supplement relating to the specific offering. Pending the application of the net proceeds, we intend to invest the net proceeds in bank deposits or investment-grade and interest-bearing securities subject to any investment policies our management may determine from time to time.

THE SECURITIES WE MAY OFFER

The description of our common stock contained in this prospectus, together with any applicable prospectus supplement, summarizes the material terms and provisions of the common stock that we may offer. We will describe in any applicable prospectus supplement the particular terms of the common stock offered by that prospectus supplement. We may also include in any prospectus supplement information, where applicable, about material U.S. federal income tax consequences relating to our common stock, and the securities exchange or market, if any, on which the common stock will be listed.

We may sell from time to time, in one or more offerings, our common stock. The total initial offering price of all common stock that we may issue in these offerings will not exceed $20,000,000.

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our share capital. We encourage you to read our Certificate of Incorporation, as amended, and Bylaws which have been filed with the SEC, as well as the provisions of the Delaware General Corporation Law.

General

Our authorized capital stock currently consists of 100,000,000 shares of common stock, par value $0.001 per share, and 2,000,000 shares of preferred stock, $0.001 par value per share. As of March 31, 2014, we had 59,818,917 shares of common stock outstanding and no shares of preferred stock outstanding.

Description of Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of security holders, including the election of directors. There is no right to cumulative voting in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Description of Preferred Stock

Our board of directors, without further stockholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock, which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding. The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may have an anti-takeover impact by delaying, deferring or preventing a change in our control.

Meetings of Stockholders

An annual meeting of our stockholders shall be held on the day and at the time as may be set by our board of directors, at which the stockholders shall elect the board of directors and transact such other business as may properly be brought before the meeting. All annual meetings of stockholders are to be held at our registered office in the State of Delaware or at such other place as may be determined by our board of directors.

Special meetings of our stockholders may be called for any purpose or purposes, unless otherwise prescribed by statute, by the majority of our board of directors, by our Chairman of the Board or by holders of shares entitled to cast not less than ten percent of the votes at the meeting. Business transacted at any special meeting of stockholders shall be confined to the purpose or purposes stated in the notice for such meeting.

Anti-Takeover Provisions

Delaware Law

Section 214 of the Delaware General Corporation Law provides that stockholders are denied the right to cumulate votes in the election of directors unless our Certificate of Incorporation, as amended, provides otherwise. Our Certificate of Incorporation, as amended, does not provide for cumulative voting.

This Delaware statutory provision could delay or frustrate the removal of incumbent directors or a change in control of us. It could also discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of our stockholders.

Authorized but Unissued Shares

In addition to the anti-takeover impact of our authorized preferred stock, as described above, our authorized but unissued shares of common stock will be available for future issuance without stockholder approval. We may use additional shares of common stock for a variety of purposes, including future offerings to raise additional capital, for acquisitions, in connection with employee benefit plans or as compensation to third party service providers. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Certificate of Incorporation, as amended, and Bylaws Provisions

Our Certificate of Incorporation, as amended, and Bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, the Certificate of Incorporation, as amended, and/or Bylaws, as applicable, among other things:

●

provide our board of directors, or our Chairman of the Board, or holders of shares entitled to cast not less than ten percent of the votes at the meeting, with the authority to call special meetings of the stockholders;

●	provide our board of directors with the ability to alter our Bylaws without stockholder approval;
●	provide our board of directors with the exclusive authority to fix the number of directors constituting the whole board of directors; and
●	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in its policies, and to discourage some types of transactions that may involve an actual or threatened change in control of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.  However, these provisions could have the effect of discouraging others from making tender offers for our shares of common stock and, as a consequence, they also may inhibit fluctuations in the market price of our shares of common stock that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

The current transfer agent and registrar for our common stock is Colonial Stock Transfer, 66 Exchange Place, Salt Lake City, Utah 84111.

Listing

Our common stock is quoted on the OTCQB, under the symbol “ACLZ”.

PLAN OF DISTRIBUTION

We may sell the common stock being offered hereby in one or more of the following ways from time to time:

●	through agents to the public or to investors;
●	to one or more underwriters for resale to the public or to investors;
●

to the extent we are eligible, in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended, or the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

●	directly to investors in privately negotiated transactions; or
●	through a combination of these methods of sale.

The common stock that we distribute by any of these methods may be sold, in one or more transactions, at:

●	a fixed price or prices, which may be changed;
●	market prices prevailing at the time of sale;
●	prices related to prevailing market prices; or
●	negotiated prices.

The accompanying prospectus supplement will describe the terms of the offering of our common stock, including:

●	the name or names of any agents or underwriters;
●	any securities exchange or market on which the common stock may be listed;
●	the purchase price and commission, if any, to be paid in connection with the sale of the common stock being offered and the proceeds we will receive from the sale;
●	any options pursuant to which underwriters may purchase additional common stock from us;
●	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;
●	any public offering price; and
●	any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, they will acquire the common stock for their own account and may resell the common stock from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. The obligations of the underwriters to purchase the common stock will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the common stock offered by the prospectus supplement. We may change from time to time the public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If we use a dealer in the sale of the common stock being offered pursuant to this prospectus or any prospectus supplement, we will sell the common stock to the dealer, as principal. The dealer may then resell the common stock to the public at varying prices to be determined by the dealer at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

We may sell the common stock directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of common stock and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, any agent will act on a best-efforts basis for the period of its appointment.

We may provide underwriters and agents with indemnification against civil liabilities related to offerings pursuant to this prospectus, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters or agents may make with respect to these liabilities. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business. We will describe such relationships in the prospectus supplement naming the underwriter or agent and the nature of any such relationship.

Rules of the SEC may limit the ability of any underwriters to bid for or purchase common stock before the distribution of the shares of common stock is completed. However, underwriters may engage in the following activities in accordance with the rules:

●

Stabilizing transactions — Underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

●

Options to purchase additional stock and syndicate covering transactions — Underwriters may sell more shares of our common stock than the number of shares that they have committed to purchase in any underwritten offering. This creates a short position for the underwriters. This short position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ option to purchase additional shares in any underwritten offering. The underwriters may close out any covered short position either by exercising their option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through their option. Naked short sales are short sales in excess of the option. The underwriters must close out any naked position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in the offering.

●

Penalty bids — If underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from other underwriters and selling group members who sold those shares as part of the offering.

Similar to other purchase transactions, an underwriter’s purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of shares if it discourages resales of the shares.

If commenced, the underwriters may discontinue any of these activities at any time.

Our common stock is quoted on the OTCQB. One or more underwriters may make a market in our common stock, but the underwriters will not be obligated to do so and may discontinue market making at any time without notice. We cannot give any assurance as to liquidity of the trading market for our common stock.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the common stock offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Sullivan & Worcester LLP, New York, New York, passed upon the validity of the common stock offered hereby. A member of this firm owns an aggregate of 557,551 shares of our common stock and warrants to purchase 52,500 shares of our common stock.

EXPERTS

The consolidated financial statements as of December 31, 2013 and 2012, for each of the two years in the period ended December 31, 2013 incorporated in this prospectus by reference to the Annual Report on Form 10-K have been so incorporated in reliance on the report of RBSM LLP, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting and information requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act and as a result file periodic reports and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to below. We also make available on our website under “Investor Relations,” free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such materials with or furnish them to the SEC. Our website address is www.accelerizenewmedia.com. This reference to our website is an inactive textual reference only, and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to the common stock.

We have filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.

You may read and copy the reports and other information we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. You may also obtain copies of this information by mail from the public reference section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information regarding the operation of the public reference room by calling the SEC at 1 (800) SEC-0330. The SEC also maintains a website that contains reports and other information about issuers, like us, who file electronically with the SEC. The address of that website is http://www.sec.gov. This reference to the SEC’s website is an inactive textual reference only, and is not a hyperlink.

 INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We have filed or may file the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

(1)     Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on March 25, 2014;

(2)     Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, as filed with the SEC on May 13, 2014;

(3)     Our Current Reports on Form 8-K, as filed with the SEC on January 14, 2014, March 19, 2014 and April 7, 2014; and

(4)     The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 9, 2007, including any amendments and reports filed for the purpose of updating such description.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the common stock to which this prospectus relates has been sold or the offering is otherwise terminated, except in each case for information contained in any such filing where we indicate that such information is being furnished and is not to be considered “filed” under the Exchange Act, will be deemed to be incorporated by reference in this prospectus and any accompanying prospectus supplement and to be a part hereof from the date of filing of such documents.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at 20411 SW Birch Street, Suite 250, Newport Beach, CA 92660, Attention: General Counsel, (949) 515-2141.

$10,000,000

$          per share

PROSPECTUS SUPPLEMENT

Craig-Hallum Capital Group

The date of this prospectus supplement is July       , 2015